Exhibit 99.2

FINAL TRANSCRIPT

  Nov 11, 2010 / 01:30PM GMT, VIA - Q3 2010 Viacom Earnings Conference Call

CORPORATE PARTICIPANTS

Jim Bombassei

Viacom Inc. - SVP of IR

Sumner Redstone

Viacom Inc. - Executive Chairman

Philippe Dauman

Viacom Inc. - President, CEO

Jimmy Barge

Viacom Inc. - CFO

Tom Dooley

Viacom Inc. - COO

CONFERENCE CALL PARTICIPANTS

Michael Nathanson

Nomura - Analyst

Imran Khan

JPMorgan - Analyst

Doug Mitchelson

Deutsche Bank - Analyst

Richard Greenfield

BTIG - Analyst

Jessica Reif Cohen

BofA Merrill Lynch - Analyst

David Miller

Caris & Company - Analyst

Anthony DiClemente

Barclays Capital - Analyst

Spencer Wang

Credit Suisse - Analyst

Jason Bazinet

Citi - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Viacom earnings release teleconference for the quarter and fiscal year ended September 30, 2010. Today’s call is being recorded.

At this time, I would like to turn the call over to Senior Vice President of Investor Relations, Mr. Jim Bombassei. Please go ahead.

Jim Bombassei - Viacom Inc. - SVP of IR

Good morning, everyone, and thank you for taking the time to join us for our earnings call for the quarter and fiscal year ended September 30. Joining me for today’s discussion are Sumner Redstone, our Chairman; Philippe Dauman,

our President and CEO; Tom Dooley, our Chief Operating Officer; and Jimmy Barge, our CFO.

Please note that in addition to our press release, we have slides and trending schedules containing supplemental information available on our website. Let me refer you to page number two in the web presentation and remind you that certain statements made on this call are forward-looking statements that involve risks and uncertainties. These risks and uncertainties are discussed in more detail in our filings with the SEC. Reconciliations for non-GAAP financial information discussed on this call can be found in our earnings release or on our website. Now I will turn the call over to Sumner.

Sumner Redstone - Viacom Inc. - Executive Chairman

Thanks a lot, Jim. Good morning, everyone. We are indeed more than pleased to share our results with you this morning from our outstanding September quarter performance, which capped off an even more impressive fiscal 2010.

Our businesses are strong. Our creative firepower continues to grow. There is no question that we have the focus to continue to excel, and most importantly, the management expertise to deliver quarter after quarter and to deliver year after year.

As we told you, throughout the difficult period we all experienced over the past 18 months or so, the Viacom team, led by Philippe, has been taking all the steps necessary to position us advantageously for the eventual economic recovery. And today, we are seeing the economy beginning to turn. And Viacom, with its industry-leading global entertainment brand, continues to capitalize on the new opportunities that are emerging, particularly those that the evolution in technology provide. Whether it’s new windowing opportunities, our 3-D technologies or even new screens, there has never, never been a better time to be in the content business, and there is no better global content creator than Viacom.

Our continued investment in programs is (inaudible) the success of (inaudible) and our cable networks are enjoying is also what has set our motion picture studio back on its very foundations, with a really rich pipeline of projects based on franchises and brands.

This operational success is a direct result of our dedication to creating the best content and delivering it to audiences everywhere on the planet. For decades, I have consistently said that content is king, and content is king. This has been our legacy. It will be our future. Indeed, as we’ve seen the digital (inaudible) pathways emerge and in turn create promising ancillary revenue streams, the (inaudible) in this declaration takes on even new meaning and importance. This will benefit not only our audiences, but indeed our shareholders as well.

Now, I would like to turn this call over to my very close friend, Philippe Dauman.

Philippe Dauman - Viacom Inc. - President, CEO

Thank you very much, Sumner, and good morning, everyone. I am pleased you could join us. Today, we reported our results for both the quarter and fiscal year, which in the case of 2010 comprises nine months. We chalked up an impressive list of achievements in 2010.

The headlines include accelerating the creative engines across the Company to forge even stronger connections with our audiences, attracting more viewers on television, online and on the movie screen. We improved our ad sales results, boosting our revenue growth rate for three consecutive quarters. We continued to build and strengthen our affiliate partnerships, which are delivering double-digit revenue growth, achieved innovative distribution for our joint venture, Epix, to make it profitable within one year of launch and creating significant asset value. And we maintained our focus on operating efficiently and generating strong free cash flow, returning value to our shareholders with the initiation of a quarterly dividend and the resumption of our share buyback program.

As the world around us continues to revolve with new technologies transforming how people experience entertainment in their daily lives, it is our relentless focus on our audiences, understanding them and respecting their entertainment choices, our singular focus on creating great content and our disciplined operational and financial strategy, these are the factors that will continue to fuel our success.

From our vantage point, the economy is improving. With the noise of the election season behind us, I believe that barring a disruptive event, the pace of economic recovery will accelerate.

Today, I will briefly review our financial results and spend a little more time talking about the highlights from our divisions. Tom and Jimmy will provide additional detail on our performance, and then we will be happy to take your questions. As we discuss our results this morning, we will speak to the adjusted numbers.

Let me begin with our announcement this morning that we plan to sell Harmonix. As a result, we have reclassified Harmonix to a discontinued operation. Our decision to exit this business reflects our strategy of focusing entirely on what we do best, make great branded entertainment content and deliver it through a variety of platforms.

Harmonix has and will continue to create terrific video games. But for us, it is about focus. The console games business requires an expertise and scale that we don’t have, so we have taken steps to sell Harmonix and we are in discussions with several potential buyers.

Now let’s review our numbers. Consolidated revenues grew 5% to $3.3 billion in the September quarter, with Media Networks up 8% and Film Entertainment revenues up modestly. Our fiscal 2010 revenues were up slightly, as a 7% gain in Media Networks revenues was partially offset by a decline in Filmed Entertainment, primarily due to substantially fewer home entertainment releases.

Viacom’s net earnings from continuing operations grew 7% to $461 million in the September quarter, and diluted earnings per share were $0.75, up 6% over the prior year. For fiscal 2010, net earnings from continuing operations rose 20% to $1.15 billion, and diluted EPS for the nine-month period were $1.88, also a 20% gain over the prior-year period. Our operating free cash flow exceeded $1 billion for the nine-month fiscal 2010.

Now let’s move to our Media Networks. Overall, we are very pleased with how our cable networks are performing. Our largest brands, without a doubt, are driving the pop-culture dialogue. Right now, we have the most talked about, blogged about and tweeted about shows, artists, personalities and cultural phenomena. Our networks are home to the number one series on television with 12- to 34-year-olds, the number one basic cable sitcom of the year, the number one cable network in total day with kids and total viewers, the top two animated programs of the year with kids, and the number one late-night talk show among adults 18 to 34, whose host was voted the most influential man of 2010.

In the domestic digital space, we have the top online destinations in the music, humor and kids categories. We are the destination of choice to reach and connect with our highly coveted audiences. Even the President of the United States chose BET, CMT and MTV when he wanted to speak directly with young voters. Not a surprise, since our networks have nearly 30% of all 12 to 34-year-old viewing on ad-supported cable.

And marketers of toys, movies, beverages and new technologies, just to name a few, consider our brands the place to be to advertise their product. That strength is reflected in the upward trajectory of our ad revenues. Our domestic ad revenues grew 8% in the September quarter, 4 percentage points higher than the 4% gain we delivered during the June quarter. This improvement was driven by strong growth in the scatter market, up in the mid-20s on a percentage basis.

We believe this momentum will continue. Starting October 1, we began to operate out of the more favorable results of our 2010 upfront sales, and quarter-to-date, the scatter market strength is continuing. This gives me confidence that will generate another quarter of sequential improvement in our ad sales growth rate.

We are also continuing to find new ways to bring greater value to our advertisers, expanding the relationships we have and to even more comprehensive marketing partnerships. For example, we recently unleashed a new creative team called MTV Scratch. It is designed to leverage all of our research insights and creative assets to offer our marketing partners new strategies and business models to strengthen or even launch their own brands and products. The creative products that result could appear on a single targeted network or across Viacom’s portfolio of brands. This type of collaborative endeavor becomes all the more valuable in an increasingly complex and disaggregated environment.

For both the quarter and full fiscal 2010, our worldwide affiliate partnerships generated double-digit revenue growth and our share of the market continues to expand. In the September quarter, our family of networks continued to hold the largest share of cable viewing. In fact, our share was larger than that of Scripps, Discovery and A&E combined.

In addition to bringing certain international channels to our US audiences, we are continuing to partner with our affiliates on a number of new products and technologies. With consumers looking for more video on demand, we are increasing the content available for both next-day VOD, as well as identifying the right programming for transactional VOD opportunities.

In the area of 3D technology, we are exploring select opportunities to offer 3D programming in the areas of musical performances, specific sporting events and certain kids programming. And we are also developing interactive applications for TV with a couple of partners.

All this interest reflects the fact that our core cable networks are on a hot streak. There is rarely a conversation about pop culture that doesn’t allude to at least one of our major properties. This is the result of brilliant creative work and our continuous investment in programming content.

Today, I am just going to hit the highlights of what we’ve accomplished and, importantly, address why we believe this success will continue. The big story for the September quarter was the continued surge at MTV. The momentum that started late in 2009 reached a new high this quarter, with our audience up 28% over the prior year. This was led by the number one series across all broadcast and cable for 12 to 34-year-olds and the highest rated series in MTV history, Jersey Shore. But it is not just fist-pumping that is boosting the ratings. MTV had four of the top 15 original cable series of the summer, Jersey Shore, Teen Mom, The Hills and Real World New Orleans. And the network had 11 series and specials that each averaged a 1.0 or higher rating for the first airing of each episode during the quarter.

In addition, MTV hosted its most successful Video Music Awards in eight years, drawing well over 11 million viewers to the 2010 VMAs and generating the highest level of ad sales for this tentpole ever. And we are building on this success. MTV’s newest series, World of Jenks, debuted immediately following the VMAs and was seen by nearly 5 million viewers. Now that it has settled into its regular time slot, the show’s ratings continue to be strong and another season of 16 and Pregnant has also returned to the MTV lineup.

Looking ahead, we will launch the next season of The Hard Times of RJ Berger, which grew consistently throughout its freshman season, as well as My Life as Liz. And we are also looking forward to more scripted programming with Skins and Teen Wolf.

Comedy Central delivered another one for the record books with the highest-rated and most-watched third quarter in its history, expanding its audience by 15% year-over-year. The key driver of this success was its original programming. The Daily Show and The Colbert Report both delivered bigger audiences, and the influence that these two shows and their brilliant principles have on the national discourse is exemplified by the Rally to Restore Sanity and/or FEAR cannot be overstated.

The Daily Show with Jon Stewart and The Colbert Report were the number one and number two ranked late-night talk shows among adults 18 to 34 in October, ahead of Late Night with David Letterman and the Tonight Show.

The second season of Tosh.0, which is a product of our standup pipeline, was a bona fide hit, nearly doubling the size of his audience over the first season. And Futurama has nurtured a loyal following, with an average of more than 2.6 million viewers tuning in to each episode.

Building on this success, we’ve already brought back South Park and The Ugly Americans this quarter and premiered Nick Swardson’s Pretend Time.

At Nickelodeon, consistency reigns. And by that, I mean the consistent rate at which they continue to top themselves. Nick delivered its biggest quarter third-quarter audience ever among total viewers and was the top cable network in total day with kids two to 11 and total viewers. All of its shows had outstanding results.

In particular our growing franchises of iCarly, Victorious and Big Time Rush are continuing to build even bigger tween and teen audiences, and that attraction extends beyond their respective television series. Just last month, Big Time Rush’s debut album was number three in the country.

Nickelodeon is the well-established leader in children’s television, and as others enter or attempt to expand in this market, they will find that Nick thrives on the competition. It is continuing to build on its number one portfolio of programming very strategically and selectively. We recently announced two new deals that will further enrich the brands Nickelodeon has to offer to its audiences. Nick has acquired the US TV and merchandising rights for the Winx Club, which debuted in Italy and quickly grew into an international franchise. It also acquired the pay-TV and merchandising rights for Latin America, Canada, the UK and several other countries. We will work with our partner to codevelop and coproduce the next two seasons of this animated fantasy series about the adventures of six fairies which is hugely popular with young girls.

Nickelodeon has also entered into a partnership to develop and produce a new animated preschool series based on the characters created by Beatrix Potter. This is another well-established brand that continues to be cherished by young children around the world.

As you look across all of our other networks, we have a number of standouts and bright spots, and we have some that we are working hard to turn around. That underscores the importance of continuing to invest in our programming so we can find the right mix that resonates with our audience.

In our international markets, we continue to nurture and grow our brands, and we’ve seen solid growth in our audiences in most of our major markets. While our networks are programmed locally to ensure they reflect the unique interests of each market, we are enjoying increasing success across global markets with many of our US franchises, such as Jersey Shore, Hard Times of RJ Berger, iCarly, Victorious and more. We are also developing very successful telenovelas that resonate across regional borders.

And our major music tentpoles, including the European Music Awards, World Stage and Push, allow us to maximize our content across the globe. Over the next few years, we will intensify our focus on growing the top line, bottom line and margins of our international business.

Turning now to Filmed Entertainment. Paramount Pictures continued to refine its business operations, resulting in a $94 million profit improvement for fiscal 2010. The studio’s film slate performed quite well this year. In the first nine month of the calendar year, we distributed five of the top 15 highest-grossing movies in the US, which pushed Paramount to the number two spot in domestic box office.

Right now, we’re enjoying the terrific success of Jackass 3D, which has already grossed over $110 million domestically, and Paranormal Activity 2, that set a record for the top opening gross for a horror film ever.

This past weekend, DreamWorks Animation’s Megamind had a great start, bringing in more than $46 million as the number one film, and Morning Glory opened in theaters yesterday. These films are a great start to our fiscal year 2011 slate.

Rounding out the remainder of this quarter domestically is The Fighter, which is a third-party distribution deal, and Ethan and Joel Coen’s remake of True Grit.

Our Home Entertainment revenues in both the recent quarter and the fiscal year reflect significantly fewer releases than in the comparable periods in the prior year. We had only five Home Entertainment releases in our fiscal 2010 versus 12 in the first nine months of 2009. That, along with continued softness in the overall market, weighed on our results.

Before I conclude, I want to make a couple of comments about the innovative deal our joint venture, Epix, made with Netflix. This deal represents an inflection point. It was the first time that a nontraditional distributor valued content -- in this case for a new segment of the pay window -- at a level that is comparable to -- indeed higher than -- the rates traditional distributors pay. Windowing content has always equipped consumers with a variety of price points for how and when they want to consume content. This new segment of the pay window provides yet another option for consumers. It is an incremental opportunity for us to monetize our content, and it clearly demonstrates that Netflix is willing to innovate to meet the evolving demands of their customers.

This new partnership set Epix on a clear path to profitability, which it will have this quarter, and has done so in record time. We expect to continue to add incremental digital dollars, not dimes, for our entire Viacom business in the future.

To conclude, fiscal 2010 has set the foundation for what looks to be a very happy Viacom new year. Our focus on building our content and brands across the Company is fueling renewed momentum across distribution channels, geographies and technologies. We continue to allocate capital judiciously to operate our businesses with increasing efficiency so that we can grow our businesses dynamically while returning substantial capital to our shareholders in the form of dividends and share buybacks.

I will now turn it over to our CFO, Jimmy Barge.

Jimmy Barge - Viacom Inc. - CFO

Thanks, Philippe, and good morning, everyone. I hope you’ve all had a chance to review our earnings release and web presentation summarizing the results of our September quarter. As a reminder, September is the end of our new fiscal year. Accordingly, for 2010, we will be filing a 10-K for the nine-month sub period ended September 30. We will file our 10-K with the SEC tomorrow morning, since today is a government holiday. However, we will be making it available on our website shortly.

This morning, I am going to take you through our operating results in more detail. My remarks will focus on adjusted results from continuing operations. Given our decision to proceed with the sale of Harmonix, Rock Band has been reclassified as a discontinued operation in all periods presented. Therefore, our total Company continuing operations and Media Networks’ adjusted results exclude Rock Band. Adjusted results also excluded from the September quarter of this year $27 million in tax benefits, principally related to the disposition of certain assets. Last year’s adjusted results also exclude the $52 million after-tax loss associated with the tender for our 5 3/4% senior notes, as well as $74 million in discrete tax benefits.

Please note that during the quarter, we took an impairment charge of $230 million on Harmonix’s goodwill, and a $30 million pretax write-down of Rock Band assets, both of which are included in discontinued operations.

Now let’s take a look at our segment results. Media Networks revenues increased 8% to $2.1 billion in the quarter. Domestic revenue increased 7%, and international revenues increased 8% in the quarter. Foreign exchange had a 4 percentage point unfavorable impact on international revenues.

Page 10 of our web deck provides a breakdown of our Media Networks revenue performance. As Philippe mentioned, domestic advertising revenues grew 8% in the September quarter. International advertising increased 2% in the quarter, with foreign exchange reducing the growth rates by 6 percentage points. The international growth in the quarter was driven by strength in Europe, Latin America and Asia.

In terms of affiliate revenues, our domestic revenues increased 12%, while international revenues declined 1%. Foreign exchange negatively impacted the international growth rate by 4 percentage points.

Approximately 80% of the growth in domestic affiliate revenues was from rate increases, with the remainder driven by an increase in subscribers. In terms of international affiliate revenues, if you exclude the impact of foreign exchange, growth for the quarter was driven primarily by rate increases.

Now moving to ancillary revenues. Worldwide ancillary revenues increased 1% in the quarter, principally driven by higher international program sales. Media Networks’ adjusted operating income of $873 million in the quarter was 9% higher than last year. The operating margin improved 40 basis points to 41%.

The improvement in margin was driven by higher advertising and affiliate revenues, partially offset by higher programming and SG&A expense.

Programming expense in the quarter increased 8%. During the quarter, we aired licensed programming, such as Everybody Loves Raymond, new series, like World of Jenks and If You Really Knew Me, as well as returning series, including Jersey Shore, Teen Mom and Tosh.0.

SG&A expense increased 10% in the quarter, which is above our normal growth rate. The increase in SG&A expense was primarily due to higher incentive compensation as a result of the timing of our year-end accrual and our improved operating performance, including higher advertising sales.

Turning to the nine-month results, Media Networks’ revenue increased 7% to $6.1 billion, and adjusted operating income was up 9% to $2.4 billion. The operating income margin of 39.5% for the period represents an improvement of 60 basis points.

Now turning to Filmed Entertainment, revenues in the quarter increased 1% to $1.2 billion. Page 12 of the web presentation provides a breakdown of Filmed Entertainment revenues.

Worldwide theatrical revenues increased 3% to $372 million, driven by the current quarter’s theatrical release of The Last Airbender and Dinner for Schmucks, as well as the international performance of Shrek Forever After.

Worldwide Home Entertainment revenues decreased 13% to $406 million. The decline reflects fewer Home Entertainment releases, as we released one title in the current quarter as compared to five titles in the September quarter of last year.

TV license fees increased 18% to $372 million. The increase in TV licensees for the quarter was due to higher syndication revenue.

Filmed Entertainment generated adjusted operating income of $52 million in the quarter, which was $21 million lower than last year. The decline in operating income principally reflects the difficult comparison with the prior year’s performance of Transformers 2. As a reminder, Transformers 2 was released on June 26, and the related P&A costs for the film were largely expensed in last year’s June quarter.

During the quarter, certain Paramount releases were made available to our Epix pay-TV joint venture. Accordingly, Filmed Entertainment recognized $31 million of revenue and $20 million of income in the quarter. Also in the quarter, we recorded $16 million of equity losses related to Epix.

Turning to the nine-month performance period, Filmed Entertainment revenues declined 9% to $3.4 billion, and adjusted operating income was $38 million, which compares to a loss of $56 million in the prior year. As a reminder, the nine-month results exclude the December quarter, which for the studio is typically a strong quarter from a profitability standpoint as we benefit from the release of our summer tentpole film on DVD.

Now touching on Corporate. Expenses increased $8 million in the quarter, primarily related to the timing of our year-end incentive compensation accrual. Moving below operating income, total Company equity losses from investments were $15 million in the quarter. Losses principally relate to our investments in Epix and Rhapsody America, partially offset by profits at our Viacom 18 India TV venture.

Other items reflected income of $5 million in the quarter compared to a loss of $13 million last year. The income in the quarter primarily reflects foreign exchange gains, while last year’s results reflected foreign exchange losses.

Reported tax rate in the quarter was 32%. This rate was favorably impacted by $27 million of discrete tax benefits. Excluding the discrete tax benefit, the 2010 effective tax rate was 36%.

With that, I would like to turn the call over to Tom.

Tom Dooley - Viacom Inc. - COO

Thanks, Jimmy. Today, I’m going to focus my comments on our cash flow, our debt profile, our return on invested capital and our return of capital to our shareholders. I will also talk about seasonal factors impacting the 2011 fiscal year.

But first, I would like to touch on our trailing 12 month results as we transition to our new fiscal year. Essentially, I’m taking the nine-month transition year in 2010 and adding to it the December quarter of 2009. The detail of this information can be found on our trending schedules on our website.

So, for the 12 months ended September 30, Media Networks’ revenue grew 5% to $8.3 billion, and adjusted operating income increased 7% to $3.4 billion. Media Networks’ margins increased 40 basis points to 41%.

Filmed Entertainment revenues declined 6% to $5.2 billion, and the studio generated adjusted operating income of $340 million. This translates to an operating income margin for the studio of 6.6%.

On a total Company basis for the 12 month period revenue increased 1% and adjusted operating income increased 17%. We generated earnings per share of $3.02, which was a 26% increase from the prior year, and we produced $2.1 billion of operating free cash flow.

Now let’s move to free cash flow for the quarter ended September 2010. We generated $311 million in operating free cash flow in the September quarter compared to $691 million last year. Page six of the web deck presentation provides the components of free cash flow. The decline in operating free cash flow was principally due to higher cash tax payments and higher working capital uses. The increase in cash taxes was driven by the higher pretax earnings and the sunsetting of accelerated deductions related to domestic film and television production expense.

The higher working capital use was due to production spending related to some of our future tentpole releases, as well as increased participation payments for distribution titles.

Production spending in the quarter was driven by our fiscal 2011 and 2012 releases, including Transformers 3, Mission Impossible 4 and the Adventures of Tintin. Increased participation payments reflect a number of films and the timing of payments on our distribution titles. Shrek Forever After and Iron Man 2 largely accounted for the payments in the current quarter, while last year, there was no Marvel release. And participations for the 2009 release Monsters Vs. Aliens were paid in the June quarter.

As for our debt, for the most part, it is fixed rate, with an average cost of approximately 6%. To the extent we have incremental borrowings, we are funding this in the commercial paper marketplace at an annual rate of approximately 35 basis points. We had no variable rate borrowings at the end of the quarter.

In terms of leverage, we ended the quarter with $6.8 billion of debt and capital leases outstanding, and $837 million of cash and cash equivalents. At September 30, our $3.25 billion bank revolver was undrawn.

At the beginning of October, we terminated our previous credit facility and entered into a new $2 billion revolving credit facility. The reduction in size reflects our reduced borrowing needs and lower leverage. The terms of the new facility reflect the strength of our balance sheet.

Our leverage ratio at the end of the quarter was 1.9 times, which is consistent with our target of approximately 2 times. The only financial covenant in our bank revolver requires that interest coverage for the most recent four fiscal quarters be at least 3 times. At the end of the quarter, our interest coverage was over 8 times.

Regarding our commitment to return capital to shareholders, on October 1, we paid our second quarterly dividend of $0.15 per share. On October 1, we also commenced purchases under our $4 billion stock repurchase program. To date, we have purchased $162 million worth of stock, and we are on pace to purchase approximately $400 million for the December quarter.

Now I would like to talk about some of the factors impacting the 2011 fiscal year. We achieved mid to high single-digit percentage increases in pricing in the new upfront at our Media Networks. This strong upfront base, combined with our ratings and a robust scatter market, will result in another quarter of improvement in our domestic ad sales growth rate.

At Media Networks, our targeted annual growth rate for fiscal 2011 programming expense remains mid single digits. However, due to the timing of new shows coming on air, this growth rate will fluctuate on a quarterly basis. We will find cost efficiencies that will enable us to continue to enhance our margins as we invest in our programming.

In the December quarter of last year, Filmed Entertainment benefited from the Home Video release of franchise titles Transformers 2, Star Trek and G.I. Joe. In the December quarter of this year, we will benefit from the $115 million minimum guarantee related to the amended Marvel distribution agreement. However, we will face a difficult comparison in Home Video, and we will have approximately $200 million in incremental P&A costs as a result of an increase in the number of theatrical releases, including DreamWorks Animation’s Megamind, with no comparable release in the prior year. Therefore, the studio will face difficult bottom line comparisons on a year-to-year basis.

As Philippe mentioned, Paramount is off to a great start with the successful and highly profitable release of Jackass 3D and Paranormal Activity 2. During the fiscal year, we will be releasing a new animated franchise picture under the Nickelodeon film label called Rango, and we will be distributing Marvel’s Thor and Captain America, as well as DreamWorks Animation’s Kung Fu Panda 2. In June Paramount releases the J.J. Abrams-directed Super 8, and on July 1, they release Transformers 3 worldwide in 3D. In terms of Transformers 3, significant P&A costs for the film will be incurred in the June quarter, though from a revenue, and more importantly, profitability standpoint, the studio’s September quarter will benefit.

Epix’s recent deal with Netflix, as well as other distribution deals, will enable the joint venture to achieve profitability in fiscal 2011. Accordingly, this improvement in their bottom-line results will be reflected in our equity earnings.

For 2011, we are forecasting a book tax rate of 37%. We will refine this as we go through the year and get a better sense of the fluctuations in the domestic versus international profitability mix.

In terms of cash taxes, we anticipate that they will be comparable to the book taxes, given the 2010 sunsetting of accelerated deductions related to domestic film and television production expense. We will continue to target a leverage ratio of two times.

As we progress through 2011 and our earnings grow, we will consider additional debt in order to maintain the two times leverage ratio.

In summary, at Viacom, we remain focused on executing against our core business, challenging ourselves to enhance our organic growth prospects and improve our returns on invested capital. We have set clear goals and have executed against them.

From a Media Networks perspective, we have reinvigorated the ratings on several of our flagship brands, we have secured long-term growth in our affiliation agreements and we have implemented and sustained rigorous cost containment initiatives in order to enhance our core margins.

At Filmed Entertainment, as we look beyond fiscal 2011, we have a number of franchise films that we are very excited about, including Star Trek 2, G.I. Joe 2, the first film to be launched from the recently acquired Teenage Mutant Ninja Turtles franchise, as well as sequels to the Jack Ryan Series and Zoolander.

And both our Epix, pay-TV and Viacom 18 India TV joint ventures have transitioned from the investment stage to successful and profitable operations that create asset value for our Company.

We have strengthened our balance sheet, enhanced our debt profile, and we will continue to focus on driving our bottom-line results, maximizing our free cash flow, increasing our return on invested capital, and returning capital to our shareholders.

With that, I want to thank you for listening, and now we will turn the call over to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Michael Nathanson, Nomura.

Michael Nathanson - Nomura - Analyst

I have one for Philippe and the one for Jimmy, Tom or Philippe. For Philippe, I know some people will say if they look at MTV’s ratings and say that it’s just a one-hit wonder. And I wondered if you can talk a bit about what you are doing at MTV to perhaps change the programming process and decision-making and be doing that at other networks as well.

Philippe Dauman - Viacom Inc. - President, CEO

Well, success breeds success in the television business. We have a reinvigorated, diversified programming team at MTV developing and producing diversified genres of programming. We have successfully initiated scripted programming initiatives. We are looking at animation again on MTV, as well as continued strength in the reality genre.

As we produce the hits, it drives viewership to our networks, discovery of our new shows, and engagement in our continuing hits. So we think that MTV’s momentum, which is continuing in this quarter, has a good chance of enduring for some time to come.

We are bringing the same approach to our other networks where we are increasing our investment in original programming. If you -- this is an interesting statistic. If you look at our major networks, the amount that we spend on original programming on major networks such as MTV, Nickelodeon, VH1, is in the 90% neighborhood as compared to acquired programming. Across all of our major networks with the exception of TV Land, for obvious reasons, and Spike, that proportion is two-thirds or better.

So it is great for the brands. Original programming serves the brands better and it also increases our portfolio of owned programming, which we can distribute through new technologies and new geographies. And that is a great strength of this company as compared to many of our peers.

Michael Nathanson - Nomura - Analyst

Thanks. Here’s a follow-up. In the past you’ve said that we would expect your affiliate fees domestically to start slowing to high-single-digit growth. I wonder is that still the case or are you getting more pricing out of maybe a mix shift to telco and satellite operators versus cable MSOs? So do we still expect a bit of a slowdown long-term in affiliate fee growth?

Philippe Dauman - Viacom Inc. - President, CEO

Well, we’ve said consistently that we feel comfortable for time to come, because of our long-term affiliate deals, that we will be increasing our affiliate revenues at a high single-digit, low double-digit pace. To the extent that household formation resumes, that will increase our level of affiliate fee growth.

And as we look forward into the future, affiliate fee growth could also be accelerated by the new opportunities that are presented in nontraditional forms of distribution. So I feel quite comfortable that we will be able to maintain and perhaps increase our affiliate fee growth in the years to come.

Michael Nathanson - Nomura - Analyst

Okay. Thanks, Philippe.

Operator

Imran Kohn, JPMorgan.

Imran Khan - JPMorgan - Analyst

Thank you so much for taking my questions. Two questions. First, Philippe, you talked about the ratings improvement at your cable networks. Could you just give us some sense like as the ratings are improving, are you going to monetize those ratings right away, or you are seeing some lag on that?

And secondly, I think there is a lot of concerns about Netflix, whether that will drive the cord-cutting or reduce the TV viewership. Clearly, you were the first one to sign a large contract deal with them. What is your view about that as the new emerging distributors come in? Do you think the overall TV viewership might come under pressure because consumers will have more choices? Thank you.

Philippe Dauman - Viacom Inc. - President, CEO

Thank you, Imran. Look, we’ve been able to monetize the ratings improvement at MTV. There is some lag, naturally, given the fact that a large portion of our ad sales are effectuated in the upfront market, and we can really capitalize on excess ratings delivery only in the scatter portion of our sales.

So as we go ahead, we look forward to the next upfront season, we have continued strength in networks like MTV, again, that will create a solid base for growth as we go forward.

As it relates to Netflix, Netflix itself has positioned itself not as being a substitute for television viewing, but as a complementary service. And that is the way it is being used. I think it is remarkable that in the teeth of a powerful recession that we went through, that continued viewership of subscription television has held up as well as it has. So I think there has been much ado about very little in terms of all the talk about cord-cutting. Television provides great value with a lot of choice. And certainly as it relates to our networks, we have actually seen the number of subscribers, even on our fully-distributed or more fully-distributed networks, increase, from the data that we had through the second quarter.

And that is because we continue to achieve incremental distribution through services like the telcos, which provide a broader array of channels than some of the other distributors in various markets.

So we don’t see cord-cutting as affecting our business. The economy, obviously, holds down the growth in distribution. As the economy recovers, we expect to see the number of the television subscribers in the US grow at a better clip than it has over the last year and a half or so.

Imran Khan - JPMorgan - Analyst

Great. Thank you very much.

Operator

Doug Mitchelson, Deutsche Bank.

Doug Mitchelson - Deutsche Bank - Analyst

Just interested in some more details, if you could, on advertising. Is it relatively broad-based across all categories, or are there just a few categories driving this, is it thin? Can you give us any sense of what is happening with the March quarter cancellations for the upfront?

And then lastly, can you give us a sense -- is it possible to give us a sense of where your direct response was as a percentage of ad revenue last year, or what the trend has been over the last couple years? Is there more to go in terms of converting your DR to regular advertising? Thanks.

Philippe Dauman - Viacom Inc. - President, CEO

You’re welcome. I will pick up on some of those; I’ll have Tom jump in, at least any he wants to amplify. As far as where our stress in advertising, the good news for us is that we have seen a growing strength in categories such as financial services. Toys and games have been strong for us. Various household products. And so we are getting new categories. Financial services, for example, have been a growing category from a very small base.

In certain categories, which traditionally have been extremely strong for us and continue to be, such as movies, where there had been fewer releases as we went through economic difficulties, that has stabilized. And we think as we look forward, as the pipeline of major releases grows over the next year or two, that will be an opportunity for us going forward.

Given the strength in the scatter market, the cancellation rate as far as the upfront has gone back to normal levels. And where there is strength in the scatter market, where there are available units that can be converted from DR, we are taking advantage of those opportunities.

Tom Dooley - Viacom Inc. - COO

Yes, DR pricing is very strong. We are allocating less inventory to DR, but pricing on DR is strong, and actually filling the bucket up in terms of the absolute revenue that it is generating. But if there (multiple speakers) there for us to displace DR for cash, but we are also seeing strength -- a lot of strength in the DR marketplace.

Doug Mitchelson - Deutsche Bank - Analyst

If I’m thinking about that right, that DR -- the amount of DR you have is still an opportunity in fiscal ’11 in terms of driving that growth.

Tom Dooley - Viacom Inc. - COO

Absolutely.

Doug Mitchelson - Deutsche Bank - Analyst

Okay. Thank you.

Tom Dooley - Viacom Inc. - COO

We have inventory available to move out of it, but we are also seeing - - as we do that, we are seeing a lot of strength in DR pricing.

Doug Mitchelson - Deutsche Bank - Analyst

Great. Thank you.

Operator

Richard Greenfield, BTIG.

Richard Greenfield - BTIG - Analyst

Thanks for taking the question. Two related questions, one on just the non-core asset sales. How much do you think you can raise from asset sales as you are looking to 2011, including Harmonix? Are there other assets that kind of, Philippe, do not fit that kind of core business that you’ve picked up over the years that could be earmarked for sale? And what will you do with those proceeds?

And then just a question for Tom. When you look at leverage, you mentioned that you are on target for $400 million of buyback in the quarter. And while that’s great sequentially from where you were not buying back stock, it seems like you continue to delever given what was $2 billion of free cash flow in the full 12-month period that you talked to. How do you reconcile the buyback pace with the extent of your free cash flow, which seems like you are going to continue to delever going forward? Thanks.

Philippe Dauman - Viacom Inc. - President, CEO

Thanks, Rich. I’ll take the first question. As far as the non-core asset sales, the beauty of this Company is that we are really very focused on content, the cable networks and the like. We really have at this point in time, leaving Harmonix aside, we don’t really have non-core assets.

So we are in the midst, as I mentioned in my remarks, of a sale process for Harmonix. We expect that to be completed expeditiously. Obviously, we will announce the results when the deal is concluded. And the proceeds will go into our bank account and then we will deploy it, as we described, in part by returning value to shareholders. Tom?

Tom Dooley - Viacom Inc. - COO

To your point, Rich, on deleveraging, the Company will naturally delever as -- one, as it generates a free cash flow; but it will also delever as we generate incremental operating income levels. And as I said in my remarks, we will be considering adding additional debt to relever the Company. And we will continue to deploy that incremental capital that we raise, as we have done in the past, where we are going to either make some select small investments, or we will return that capital to the shareholders. And you will see our buyback program and other vehicles to return capital to shareholders reflect that.

Richard Greenfield - BTIG - Analyst

So we shouldn’t be looking at 400 as a baseline of a quarterly growth rate? It will fluctuate and accelerate as you try to reach your target leverage ratios?

Tom Dooley - Viacom Inc. - COO

As we’ve said in the past, we will do with the -- how much we are going to buy is going to be a function of the approximate forecast of how we are going to use cash in the next quarter and how much cash we have on hand at the end of the previous quarter.

So it will go up and down. It won’t go up and down dramatically, but it will go up and down quarter-to-quarter and reflect the seasonal quarterly cash variations that the Company experiences. As you know, we have a very high cash flows in sort of the December-ending quarter and we have very high cash flows in sort of the September-ending quarter. And the first half of the year is sort of a lower cash flow period for us.

Richard Greenfield - BTIG - Analyst

Perfect. Thanks.

Operator

Jessica Reif Cohen, Bank of America Merrill Lynch.

Jessica Reif Cohen - BofA Merrill Lynch - Analyst

Thank you. I would like to pick up on Philippe’s comments in the prepared remarks about international. It sounds like that is a renewed focus for you. And I was just wondering if you could talk about the drivers of growth, whether it is more channels or more countries or more programming.

And separately, are you selling programs -- your programs not just to your cable -- I mean not using just via cable networks? Are you selling them to other platforms?

And then the final thing on international is could you tell us what the India change was year-over-year? It sounds like you’ve moved from a loss to a profit.

Philippe Dauman - Viacom Inc. - President, CEO

Thank you, Jessica. Yes, we do intend to focus with the development of all the programming and the reinvigoration of our brands on growth in the international markets. There is a great opportunity there. There is an opportunity through traditional forms of distribution, as well as nontraditional forms of distribution, which will allow us to penetrate countries that have to date been closed to us and other Western companies.

So we think it is a great opportunity. There is a great opportunity to build on the efficiencies that we have put in in our international operations. There is more opportunity there. That will also help drive our margins.

We are expanding several of our brands. Nickelodeon reached its 51st territory. It will hit additional territory as we go forward. We’ve reinvigorated brands like Viva and expanding it to other territories. Comedy is another brand that we are going to expand, and many others.

So yes, there are expansion of channels in countries where we are present, and penetration of additional countries. In the meantime, given our programming portfolio, we are syndicating programming in countries where we do not yet have a presence for some of our brands. So there are opportunities to license them there.

Jessica Reif Cohen - BofA Merrill Lynch - Analyst

And then India.

Philippe Dauman - Viacom Inc. - President, CEO

Yes, as far as India, we continue with Colors to be the top channel in India. That has also invigorated the distribution and results for the MTV, Nickelodeon and VH1 channels we have in India. And our joint venture is planning to launch additional channels to add to the bouquet.

We see India as a great market, strong economy, strong media business. We have a leading position there. And we expect to create very significant asset value over many years to come there. So we will capitalize on our advantage by expanding there. And happily, we have very rapidly gone from the investment mode to profitability in India, which allows us to grow and create asset value.

Operator

David Miller, Caris & Company.

David Miller - Caris & Company - Analyst

Good morning. I just want to get it straight in terms of how you guys are accounting for the Epix inflows -- or excuse me -- the Epix inflows from Netflix. My understanding is that Netflix will begin paying you guys for the deal as it stands right now in the current quarter. Are you going to book those fees essentially below the line in the current quarter or are you going to do it on a one-quarter lag, the way Lionsgate does it? Thanks very much.

Tom Dooley - Viacom Inc. - COO

We do everything on a current quarter basis, so we are trued up right to the current quarter, simultaneous with our own reporting (multiple speakers).

David Miller - Caris & Company - Analyst

Okay, wonderful. Thank you.

Operator

Anthony DiClemente, Barclays Capital.

Anthony DiClemente - Barclays Capital - Analyst

Just really one question for Tom. Thanks for taking the question. I’m wondering about the scatter premium above upfront prices as we go to the new TV season from the old. I’m just wondering if you are seeing the same level of premium, or if, just given the higher prices on inventory that you realized in the spring upfront, if that premium has narrowed. And then maybe even just to take it a step further, how should we think about that in terms of your positioning on pricing you might be able to achieve in the 2011 upfront? Thank you.

Tom Dooley - Viacom Inc. - COO

Right now, everything is looking very good in terms of the scatter premiums in terms of scatter-to-upfront and scatter-to-scatter. We are very, very, very happy with the demand we are seeing in the marketplace. And if that continues into the first quarter, and to Philippe’s point, if the economy continues to show the signs of life and improvement, we will see major dollars coming out of the categories which drive our advertising revenue line.

So we’re pretty optimistic about that and feel pretty good about how we are setting up into the upfront. In particular, since we have strong lineups across some of our key networks, which will be big drivers of the upfront for us.

Anthony DiClemente - Barclays Capital - Analyst

That’s good. Thank you.

Operator

Spencer Wang, Credit Suisse.

Spencer Wang - Credit Suisse - Analyst

Thanks and good morning. Two quick questions, for Philippe or Tom, I guess. Some of the cable and satellite operators have talked a little bit about potentially offering thinner tiers to appeal to lower income homes. I was wondering if you could talk about how that may or may not impact distribution for some of your fully-distributed networks.

And then secondly, for Jimmy real quick, can you just give us what the Harmonix revenue and EBIT was in the September quarter, excluding all the various asset write-downs and charges? Thanks.

Philippe Dauman - Viacom Inc. - President, CEO

Thank you, Spencer. Well, we -- obviously, there have always been lower tiers of service as the family tier, which was distributed by several operators. It actually achieved very little penetration. We don’t think this will be a major factor.

But to the extent you do get low income homes who have a choice between getting a low tier or not having a subscription at all, there is a market there. We generally do quite well in that our networks such as Nickelodeon, MTV are key networks in any tier of service.

So it is a marginal factor and may serve to retain certain customers who cannot afford at the lower end of the economic -- to retain a subscription at the lower end of the economic spectrum.

Tom Dooley - Viacom Inc. - COO

Also, the growth that we are seeing is being driven by the people that are offering a more robust array of programming. And as Philippe referred to before, we are experiencing growth in subscribers, because the people that are offering the more comprehensive package of channels are the ones that are experiencing the growth.

In terms of the Harmonix transaction, Harmonix in the quarter from an EBITDA point of view had sort of a loss of around $65 million. However, that loss reflects how we’ve been informed by the potential buyers we’ve been talking about, that loss would not have been that significant -- it would have been less than half of that amount -- had it not been for sort of our pursuing a transaction with third parties.

The third parties have a different economic view of Harmonix, and we believe that it is an asset that will be worth more to them than it is to us, and that is why we’ve decided to go down the road.

Jimmy, do you have the revenue number on it?

Jimmy Barge - Viacom Inc. - CFO

I don’t have that in front of me. But Spencer, you will be able to see that in trending schedules with the recast financials.

Spencer Wang - Credit Suisse - Analyst

Great. Thanks so much, guys.

Operator

Jason Bazinet, Citi.

Jason Bazinet - Citi - Analyst

I just have a quick question on international affiliate. It would seem that given the nascent stage of pay-TV and the rapid growth of pay-TV subscribers, and the fact that your networks aren’t fully distributed, that the affiliate number internationally should be growing much more quickly than domestic. And most of it, I would think, would come from new homes as opposed to rate.

I think we’ve had a couple quarters where international has grown a little bit more slowly, even if you strip out FX, and I think you said on the call that in this quarter at least 80% of it was from rate. So I was just wondering if you could provide a little bit of color on what the underlying impediments are of that line item growing more quickly. Thank you.

Philippe Dauman - Viacom Inc. - President, CEO

As we sped into new territories and launched new networks, in many countries there are not affiliate fees available, or in some cases there are -- we have to pay certain amounts in order to get distribution of networks that will sustain growth for us in the future, in ad sales and future affiliate fees. So yes, there are a lot of ins and out as you expand internationally.

Our objective, obviously, is to grow, as we do domestically, both affiliate, as well as advertising sales in international markets, as they become more mature. And internationally, it is also a great opportunity for us, particularly with the Nickelodeon brand, to grow (inaudible) product sales on the heels of our expansion of that and certain of our other brands across the world.

Tom Dooley - Viacom Inc. - COO

Jason, in this particular quarter, we had a tough comp with last year. Last year’s affiliate fee growth was in the mid to high teens growth rate. So it is a little bit of a tough comp.

And the other thing that happened in this quarter, there was a relatively sizable market where we shifted from an affiliate fee structure to a wider distributed structure, where we actually sacrificed some affiliate fee to create an opportunity for an expanded advertising base.

Jason Bazinet - Citi - Analyst

I see. And so you book long support as a [contra] revenue then? Is that right?

Tom Dooley - Viacom Inc. - COO

To the extent we would pay it, yes.

Jason Bazinet - Citi - Analyst

Okay. Thank you.

Jim Bombassei - Viacom Inc. - SVP of IR

Great. Thank you, everyone, for joining us for our earnings call this morning.

Operator

Thank you again. That does conclude today’s conference. We thank you for your participation.